Exhibit 10.1

PERSONAL AND CONFIDENTIAL

August 22, 2018

Geraldine Hottier-Fayon

[Employee ID removed]

Dear Geraldine:

It is my pleasure to extend to you an offer for the role of VP & Interim Principal Accounting Officer at Seagate US LLC (“Seagate”). This letter supersedes any prior discussions between us concerning the following terms and conditions and is pending based on the final approval of the Compensation Committee of the Board of Directors of Seagate Technology.

Your new job title will be VP & Interim Principal Accounting Officer. This position will be located in our Cupertino facility and you will report directly to me. If you accept our offer, the effective date of these actions will be August 4, 2018.

We have put together a total compensation package that we believe you will find very attractive. The key elements of this offer are as follows:

•	Your annualized base salary will be increased to $300,000, payable biweekly and subject to applicable withholdings.

•

Your bonus target will remain 50% of your base salary in the Seagate Executive Performance Bonus plan. Your bonus award may vary based on company earnings and an evaluation of your performance at the end of the fiscal year.

•	Seagate will grant you a special cash award in the amount of $100,000 less applicable taxes. The $100,000 special cash award would be payable in February 2019.

•	You remain eligible to receive annual equity awards in the form of Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”).

•

Additionally, Seagate will grant you a special equity grant in the amount of $250,000 on September 10, 2018 in the form of Restricted Share Units (“RSUs”). One fourth of the shares subject to the RSU will vest each year on the first four anniversaries of the date of grant.

Vesting of the awards assumes your continued employment with the Company (or an affiliate of the Company) on each vesting date. The actual value of the Seagate shares you receive upon grant and/or vesting of the RSUs may be less than, or more than, the estimated value stated above. The future value of the Seagate shares underlying the Awards is unknown, and cannot be predicted with certainty.

•

Seagate policy provides executives with time off for vacation and leave purposes, subject to management approval and business need, and in accordance with applicable legal requirements. Executives do not accrue vacation or annual leave time and will not receive any payout of vacation or leave time at the end of employment.

•

You will remain eligible to participate in Seagate’s Deferred Compensation Plan that will allow you to set aside a percentage of your base pay and bonus on a pre-tax basis. This program is in addition to any 401(k) contributions you may make during the year.

Your acceptance of this offer represents the sole agreement between you and Seagate regarding enhanced compensation as offered in connection with this role. No prior promises, representations or understanding relative to any terms or conditions of this role’s related compensation are to be considered as part of this agreement unless expressed in writing in this letter. Your employment in the new position will remain “at-will” and terminable at any time by yourself or Seagate, with or without cause or notice. However, subject to the terms set forth in the accompanying Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control (CIC) Plan (the “Plan”), you may be eligible for receipt of severance benefits allowance if your employment is terminated involuntarily by Seagate without Cause, as defined in the Plan. A copy of the Plan accompanies this letter for your reference.

Congratulations on your new opportunity, Geraldine! I look forward to working with you to align our organization and deliver exciting first to market storage solutions to our customers. Please contact me should you have any questions.

Sincerely,

Kate Scolnick, Interim Chief Financial Officer

cc:	David Mosley, Chief Executive Officer

John Cleveland, SVP, CHRO Communications & Community Engagement

2